Exhibit 10.16

INTELLECTUAL PROPERTY LICENSE AND FULL AND FINAL RELEASE

This Agreement, effective as of the 28th day of February, 2014, (the “Effective Date”) is by and among GENESIS GROUP INC., a corporation incorporated in the province of Newfoundland, with offices located at Memorial University of Newfoundland, St. John’s Newfoundland, Canada A1C 5S7 (“Genesis”) and HSC RESEARCH AND DEVELOPMENT PARTNERSHIP, a partnership organized and subsisting under the laws of the Province of Ontario, Canada with offices at 555 University Avenue, Toronto, Ontario, M5G 1X8 (“RDLP”), and AQUABOUNTY TECHNOLOGIES, INC., a corporation incorporated in the United States of America, with offices located at Two Clock Tower Place, Suite 395, Maynard, Massachusetts, 01754, USA (“AquaBounty”) (each of Genesis, RDLP and AquaBounty, a “Party” and collectively, the “Parties”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The parties acknowledge and agree that this Agreement supersedes and replaces the License Agreement dated July 10, 1996 (as amended), which was originally entered into by and among AquaBounty’s predecessors in interest, namely A/F Protein Inc. and A/F Protein Canada Inc. (as licensees), and RDLP and Genesis (as licensors) (the “License Agreement”).

2.	Genesis and RDLP hereby grant to AquaBounty, and AquaBounty hereby accepts, a worldwide, royalty-free, fully paid up, sub-licensable, assignable, non-exclusive right and license (i) to the Technology (as defined in Appendix A) and (ii) to the Licensed Patents (as defined in Appendix A) (collectively, the “Licensed Rights”) to make, have made, use (including use in the performance of services for its customers), offer, market and sell products and services.

3.	Genesis and RDLP and each of its successors and assigns (hereinafter collectively called the “Licensors”) hereby remise, release and forever discharge AquaBounty, A/F Protein, Inc. and A/F Protein Canada Inc. and each of its successors and assigns (hereinafter collectively called the “Licensees”) and each of its affiliates, associates and subsidiaries and each of their respective present and former directors, officers, attorneys, employees, parents, successors, subsidiaries, related entities, administrators and assigns, as the case may be, of and from all actions, causes of action, claims, demands and damages whatsoever, and howsoever arising, which the Licensors have or ever had against the Licensees, or any of them, by reason of any loss, liability or other damage arising out of or in relation to (i) the Licence Agreement, (ii) the Technology and (iii) the Licensed Rights (collectively, the “Released Subject Matters”).

4.	The Licensees hereby remise, release and forever discharge the Licensors and each of its affiliates, associates and subsidiaries and each of their respective present and former directors, officers, attorneys, employees, parents, successors, subsidiaries, related entities, administrators and assigns, as the case may be, of and from all actions, causes of action, claims, demands and damages whatsoever, and howsoever arising, which the Licensees have or ever had against the Licensors, or any of them, by reason of any loss, liability or other damage any arising out of or in relation to the Released Subject Matters.

5.	In consideration for the license and release granted above, AquaBounty shall pay to Genesis a sum of C$150,000.00, by March 7, 2014 via a payment method mutually agreed upon by the Parties.

6.	The Parties acknowledge and agree that the other Party does not admit any liability or obligation of any kind whatsoever and such liabilities and obligations are, in fact, denied.

7.	The Parties hereby covenant that they will not, at any time, bring any suit, make any threat or claim or commence any action or proceeding against the other Party, or any person in respect of or relating to the Released Subject Matters in which a claim could arise, or any of them for contribution or indemnity or any other relief.

8.	The Parties acknowledge and agree that their covenants and obligations hereunder, and the rights and benefits to the other Party hereunder, are binding on any and all of their successors and assigns, and enure to the benefit of all successors and assigns of the Parties.

9.	The Parties agree that if any Party (including any successor or assign) hereafter make any claims or demands or take or threaten to take any action against the other Party in respect of the Released Subject Matters, then this Release may be raised as an estoppel to such claim, demand or proceeding. The Party making the claim or demand shall be jointly and severally liable for indemnifying the other Party for any and all fees, costs and expenses associated with the claim.

10.	Except as set for in paragraph 9 above, each Party will bear its own costs and attorney fees with respect to this matter.

11.	The Licensors, including their fellows, officers, employees and agents, hereby represent and warrant that no information, manufacturing techniques, data, designs or concepts developed by The Research Institute of the Hospital for Sick Children of Toronto, Ontario, and Memorial University of Newfoundland covering the “all fish” gene construct for the production of transgenic fish has been delivered to the Licensees at any date between July 11, 1996 and the Effective Date.

12.	The Licensors, including their fellows, officers, employees and agents, make no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, use, sale or other distribution of any products will not infringe upon any patent or other rights not vested in the Licensors.

13.	The Licensors, including their fellows, officers, employees and agents, make no representations, extend no warranties of any kind, either express or implied, including but not limited to the implied warranties of merchantability or fitness for a particular purpose, and assume no responsibilities whatever with respect to design, development, manufacture, use, sale or other disposition of products by Licensees and their sublicensees or affiliates.

14.	The entire risk as to the design, development, manufacture, offering for safe, sale or other disposition and performance of products is assumed by Licensees and their sublicensees and affiliates. In no event shall the Licensors, including their fellows, officers, employees an agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits to Licensees and their sublicensees or affiliates or any other individual or entity regardless of legal theory. The above limitations on liability apply even though the Licensors, including their fellows, officers, employees or agents, may have been advised of the possibility of such damage.

15.	Regardless of any research or testing that may have been done at or by the Licensors, the Licensors make no representations regarding how Licensed Rights can or should be used in the commercial production of products.

16.	Licensees shall defend, indemnify and hold harmless and shall require its sublicensees and Affiliates licensed hereunder to defend, indemnify and hold harmless the Licensors, as well as their fellows, officers, trustees, directors, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

a.	Any manufacture, use, sale or other disposition of products by Licensees and their sublicensees, affiliates, or transferees;

b.	The direct or indirect use by any person of products made, used, sold or otherwise distributed by Licensees and their sublicensees or Affiliates;

c.	The use by Licensees and their sublicensee or Affiliates of any invention related to the Technology or the Licensed Patents.

17.	The Licensors shall be entitled to participate at their option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 16 above.

18.	Prior to the first commercial sale or other distribution of products, the Licensees shall purchase and maintain in effect a policy of product liability insurance covering all claims with respect to any products manufactured, sold, licensed or otherwise distributed by Licensees and their sublicensees and affiliates, and shall specify the Licensors, including their fellows, officers, trustees, directors and employees, as an additional insureds (or otherwise extend such coverage to include those Parties) Licensees shall furnish certificate(s) of such insurance to the Licensors, upon request.

19.	This Agreement supersedes any and all prior discussions, communications, and agreements, either oral or written, and it embodies the entire agreement of the Parties hereto with respect to the subject matter hereof. Any changes or modifications of this Agreement shall be in writing, executed by the Parties hereto, and any attempt at oral modification of this Agreement, or through a writing signed by only one of the Parties, shall be void. There are no representations or warranties or understandings of any kind except as expressly set forth herein. The consideration for the terms of this Agreement is contained solely herein, and no Party has relied on representations, warranties, or understandings, other than as expressly set forth herein, in entering into this Agreement.

20.	Any term or provision of the Agreement held by a court of competent jurisdiction to be unenforceable shall be severable and shall not affect the validity of the remaining terms or provisions of this Agreement.

21.	The Agreement may be executed in counterparts, each of which constitutes an original and all of which taken together constitute one and the same instrument. This Agreement may be executed and transmitted by facsimile telecopies or by email attachment in .pdf format, which facsimile copies or email attachments shall be deemed as originals for all purposes.

22.	This Agreement shall be governed by the laws of Ontario and the laws of Canada applicable therein.

23.	The Parties acknowledge and agree that they have each had an adequate opportunity to read and consider this Agreement and to obtain legal advice in regard to it. The rule of contract construction that a contract is construed against its drafter shall not apply to this Agreement, and the Parties waive any right and shall not assert any claim in any proceeding that this Agreement should be construed against the drafter hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives this 5th day of March, 2014.

GENESIS GROUP INC.

Per:	/s/ David J. King
	Name:	David J. King
	Title:	President & CEO

HSC RESEARCH AND DEVELOPMENT PARTNERSHIP

Per:	/s/ Stuart Howe
	Name:	Stuart Howe
	Title:	President

AQUABOUNTY TECHNOLOGIES, INC.

Per:	/s/ David Frank
	Name:	David Frank
	Title:	Chief Financial Officer